SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 6, 2024
Date of Report
(Date of Earliest Event Reported)

Synovus Financial Corp.
(Exact Name of Registrant as Specified in its Charter)

Georgia	1-10312	58-1134883
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Bay Avenue, Suite 500, Columbus, Georgia 31901
(Address of principal executive offices) (Zip Code)

(706) 641-6500
(Registrant’s telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 Par Value	SNV	New York Stock Exchange
Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D	SNV-PrD	New York Stock Exchange
Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E	SNV-PrE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD.

Synovus Financial Corp. (“Synovus”) is scheduled to participate at the D.A. Davidson Annual Financial Institutions Conference on May 8 and May 9, 2024. A copy of the presentation materials to be referenced by Synovus during its discussion, and at additional investor conferences at other points during the second quarter, is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in Item 7.01 of this Current Report by this reference. The presentation materials will also be available on Synovus’ website at investor.synovus.com.

The information contained in this Item 7.01, including the information set forth in the presentation materials furnished as Exhibit 99.1 to, and incorporated in, this Current Report, is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The information in Exhibit 99.1 furnished pursuant to this Item 7.01 shall not be incorporated by reference into any registration statement or other documents pursuant to the Securities Act or into any filing or other document pursuant to the Exchange Act except as otherwise expressly stated in any such filing.

Item 8.01	Other Events.

On May 6, 2024, Synovus substantially completed a risk weighted asset (“RWA”) optimization analysis of certain of its loan portfolios to determine eligibility for reduced risk weighting. This analysis included such segments as securitization finance, multi-family mortgage, government lending, and residential mortgage. Based on this analysis, Synovus now expects an incremental reduction in RWA in the second quarter of 2024 of approximately $2.0 to $2.4 billion which will result in a marginal increase in its common equity tier 1 (“CET1”) ratio of approximately 40 to 50 basis points. Absent the planned actions noted below, Synovus would expect its CET1 ratio to exceed the previously announced targeted range of 10.0% to 10.5%.

The increase in capital ratios resulting from this RWA optimization provides flexibility for incremental capital deployment and as such, Synovus expects, subject to market conditions, to reposition a portion of its $11 billion securities portfolio throughout the month of May. As part of this exercise, Synovus anticipates selling available-for-sale securities with a book value of approximately $1.6 billion, resulting in a pre-tax loss of approximately $275 million, with funds redeployed into other high quality liquid assets. Synovus expects this transaction to positively impact its future net interest income and net interest margin profile, with an estimated earn back period of approximately five years. After the foregoing anticipated securities repositioning, Synovus will continue to operate at the upper end of its targeted range of a 10.0% to 10.5% CET1 ratio.

Item 9.01	Financial Statements and Exhibits

	(d)	Exhibits

	Exhibit No.	Description

	99.1	Second quarter 2024 presentation materials

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Synovus has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNOVUS FINANCIAL CORP.

Date: May 6, 2024	By: /s/ Allan E. Kamensky
Name: Allan E. Kamensky
Title: Executive Vice President and General Counsel